Exhibit 4.9

                          Internet Commerce Corporation
                          STOCK OPTION GRANT AGREEMENT

               STOCK OPTION GRANT AGREEMENT (this "Agreement"), made as of this 20th day of June, 2000 between INTERNET COMMERCE CORPORATION (the "Company") and David Workman (the "Optionee").

               WHEREAS, Optionee has agreed to provide the Company with certain consulting services pursuant to an agreement dated June 15, 2000;

               NOW, THEREFORE, in consideration of such consulting services and the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows.

               1. Grant of Options. The Company hereby grants to the Optionee an option to purchase 50,000 shares (the "Option") of Class A Common Stock, par value $0.01 per share, of the Company (the "Common Stock").

               2. Date of Grant. The date of grant of the Option granted hereby is June 22, 2000 (the "Grant Date").

               3. Exercisability/Vesting. This Option shall first become exercisable with respect to 100% of the total shares subject hereto on June 22, 2000.

               4. Exercise Price; Adjustments.

               (a) The exercise price per share with respect to which the Option is granted hereby is $13.75 per share of Common Stock, subject to adjustment as hereinafter provided (the "Exercise Price").

               (b) (i) In the event the Company shall, at any time or from time to time after the date hereof, issue any shares of Common Stock as a stock dividend to the holders of Common Stock, or subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares (any such issuance, subdivision or combination being herein called a "Change of Shares"), then, and thereafter upon each further Change of Shares, the Exercise Price in effect immediately prior to such Change of Shares shall be changed to a price (including any applicable fraction of a cent) determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Change of Shares and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such Change of Shares. Such adjustment shall be made successively whenever such an issuance is made.

                   (ii) Upon each adjustment of the Exercise Price pursuant to
Section 4(b)(i) hereof, the total number of shares of Common Stock purchasable upon the exercise of the Option shall be such number of shares (calculated to the nearest tenth) purchasable at the Exercise Price in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which shall be the Exercise Price in effect immediately prior to such adjustment and the denominator of which shall be the Exercise Price in effect immediately after giving effect to such adjustment.

                   (iii) In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Optionee shall have the right thereafter, by exercising the Option, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock that would have been purchased upon exercise in full of the Option immediately prior to such reclassification, capital reorganization or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4(b). The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

                   (iv) Irrespective of any adjustments or changes in the Exercise Price or the number of shares of Common Stock purchasable upon exercise of the Option, this Agreement shall continue to express the Exercise Price per share and the number of shares of Common Stock purchasable hereunder as the Exercise Price per share and the number of shares of Common stock purchasable therefor as were expressed in this Agreement when the same was originally executed and delivered.

                   (v) After each adjustment of the Exercise Price pursuant to this Section 4(b), the Company will promptly prepare a certificate signed by the Chairman or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of the Company setting forth: (1) the Exercise Price as so adjusted, (2) the number of shares of Common Stock purchasable upon exercise of the Option after such adjustment, and (3) a brief statement of the facts accounting for such adjustment. The Company will promptly cause a copy of such certificate to be sent by ordinary first class mail to the Optionee at his last address as it shall appear on the registry books of the Company. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of any such adjustment.

               (c) The Company shall at all times reserve for issuance and/or delivery upon exercise of the Option such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of the Option.

               5. Expiration Date.

               (a) Subject to the provisions of this Agreement, the Option granted hereby shall expire and terminate on June 22, 2003 (the "Expiration Date").

               (b) In the event that the consulting relationship of the Optionee to the Company shall terminate as a result of permanent physical or mental disability or death, the Option shall remain exercisable until the expiration of one year after such termination, on which date it shall expire; provided, however, except in the case of death, the Option shall not be exercisable after the Expiration Date.

               6. Method of Exercise. The Option shall be exercisable in whole or in part; provided, however, that no partial exercise shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof. The Option shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary, no less than one business day in advance of the effective date of the proposed exercise. Such notice shall (i) be accompanied by this Agreement, and (ii) specify the number of shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise. The Optionee may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise, in which case this Agreement shall be returned to the Optionee. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise in cash, by certified check or bank cashier's check payable to the order of the Company or by wire transfer to an account designated by the Company. Upon such exercise and payment by the Optionee, the Company will request that its transfer agent issue the shares of Common Stock so purchased within one business day by hand delivery at Optionee's expense as directed by Optionee.

               7. Securities Matters.

               (a) If, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares of Common Stock subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares of Common Stock hereunder, and such listing, registration, qualification, consent or approval, or satisfaction of such condition, has not been effected or obtained on conditions acceptable to the Board of Directors, such Option may not be exercised in whole or in part until the same has been so effected or obtained. The Company shall inform the Optionee in writing of any decision to defer or prohibit the exercise of the Option. Notwithstanding any other provision of this Section 7(a), if the period during which an Option may be exercised expires during a period in which the effectiveness of the exercise of such Option has been deferred or prohibited pursuant to this Section 7(a), the Optionee shall have, as an additional period within which to exercise the Option, the lesser of the period of such deferral or prohibition and 90 days after the end of such deferral or prohibition in which to exercise the Option to the extent it would have been exercisable at the date of such expiration but for this Section 7(a). Moreover, during the period that the effectiveness of the exercise of an Option has been deferred or prohibited, the Optionee may, by written notice, withdraw the Optionee's decision to exercise and obtain a refund of any amount paid with respect thereto.

               (b) The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such shares) until the date of issue of a stock certificate to the Optionee for such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

               8. Transferability. The Option shall not be assignable or otherwise transferable by the Optionee except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder. The Option may be exercised during the lifetime of the Optionee only by the Optionee. In the event of the Optionee's death, the Option may be exercised during the period specified in
Section 5(b) hereof by the executors or administrators of the Optionee's estate.

               9. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.

               10. Integration. This Agreement contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

               11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

               12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflict of laws.


               IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Optionee has hereunto signed this Agreement on the Optionee's own behalf, thereby representing that he has carefully read and understands this Agreement as of the day and year first written above.


                                            INTERNET COMMERCE CORPORATION


                                            By:________________________________
                                               Name:
                                               Title:


                                            ___________________________________
                                            Optionee:  David Workman